                                                                    EXHIBIT 8.3


                                 ASSET PURCHASE
                              AND MEDICAL PRACTICE
                              MANAGEMENT AGREEMENT


                                    BETWEEN


                          The OB-GYN Associates, P.C.
                          A Professional Corporation,

                    J. Joshua Kopelman, M.D. An Individual,
                     Asela C. Russell, M.D., An Individual,
                     David L. Watson, M.D., An Individual,
                    Greta Brandstetter, M.D., An Individual,
                      Laura Lindholm, M.D., An Individual,

                                      AND


                         MEDICAL ASSET MANAGEMENT, INC.
                         -----------------------------


                               December 31, 1995
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                               TABLE OF CONTENTS

 1.0 PURCHASE AND SALE OF ASSETS.............................

 2.0 PURCHASE PRICE..........................................

 3.0 SHAREHOLDER'S, AND/OR (WHERE INDICATED) THE PRACTICE'S
     REPRESENTATIONS, WARRANTIES AND COVENANTS...............

 4.0 MAM'S REPRESENTATION, WARRANTIES AND COVENANTS..........

 5.0 INDEMNIFICATION OF MAM..................................

 6.0 INDEMNIFICATION OF THE PRACTICE.........................

 7.0 MANAGEMENT SERVICES TO BE PROVIDED BY MAM...............

 8.0 COMPENSATION TO MAM AND.................................

 9.0 OWNERSHIP OF LICENSES...................................

10.0 TERM OF MANAGEMENT AGREEMENT............................

11.0 DEATH OR DISABILITY OF SHAREHOLDERS.....................

12.0 TERMINATION OF AGREEMENT DURING FIRST FOUR YEARS........

13.0 TERMINATION OF AGREEMENT AFTER FOURTH ANNIVERSARY.......

14.0 TERMINATION GENERALLY...................................

15.0 COVENANT NOT TO COMPETE.................................

16.0 GENERAL PROVISIONS......................................
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                                LIST OF EXHIBITS

EXHIBIT "A"          BILL OF SALE

                               LIST OF SCHEDULES

SCHEDULE "1" ASSETS TO BE PURCHASED BY MAM

SCHEDULE "2" ALL LIENS, ENCUMBRANCES AND CLAIMS AGAINST THE ASSETS

SCHEDULE "3" ALL PENDING OR THREATENED CLAIMS, CAUSES OF ACTIONS AND
             PENDING LAWSUITS

SCHEDULE "4" MANAGEMENT SERVICES TO BE PROVIDED BY MAM

SCHEDULE "5" WORKSHEET TO DETERMINE PROFESSIONAL COMPENSATION AND MAM MINIMUM
             CASH FEE

SCHEDULE "6" THE DOCUMENTATION OF DETERMINATION OF NET BOOK VALUE OF TANGIBLE
             ASSETS PURCHASED BY MAM

SCHEDULE "7" SCHEDULE OF LIABILITIES NOT ASSUMED BY MAM BUT SERVICED ACCORDING
             TO SECTION 8.

SCHEDULE "8" SCHEDULE OF ASSETS NOT PURCHASED BY MAM

                                 ASSET PURCHASE
                   AND MEDICAL PRACTICE MANAGEMENT AGREEMENT

This agreement (hereinafter "Agreement") is made as of December 31, 1995 at Aurora, CO between:

The OB-GYN Associates, P.C. (hereinafter "The Practice") a Professional Corporation,

                    J. Joshua Kopelman, M.D. An Individual,
                     Asela C. Russell, M.D., An Individual,
                     David L. Watson, M.D., An Individual,
                    Greta Brandstetter, M.D., An Individual,
                      Laura Lindholm, M.D., An Individual,

(hereinafter collectively referred to as "Shareholders" and individually referred to as "Shareholder"), and Medical Asset Management, Inc. (hereinafter "MAM") a Delaware corporation.

Shareholder physicians and other employee physicians carry on the practice of medicine through The Practice at the following clinic locations: a.)8300 N. Alcott, Suite 300, Westminster, CO 80030, b.) Highway 9 and School Road, Suite 250, Frisco, CO 80443, c.) 1550 South Potomac, Suite 330, Aurora, CO 80012, and d.) 4500 E 9th suite 670S, Denver, CO 80220, with corporate offices at 11175 E. Mississippi Ave. Suite 100, Aurora, Colorado 80012.

Whereas, The Practice desires to sell to MAM and MAM desires to purchase from The Practice (on the terms and subject to conditions of this Agreement), all assets owned by the Practice and used in The Practice wherever located, with specific exclusions as listed on Schedule "8"; and

Whereas, the Shareholders desire to continue to practice medicine through The Practice and they and The Practice desire to contract with MAM to manage and administer all non-medical aspects of The Practice and MAM desires to manage and administer all non-medical aspects of The Practice for a term and upon terms and conditions hereinafter set forth, then, in consideration of the covenants agreements, representations and warranties contained in this Agreement, the parties agree as follows:

1.0  PURCHASE AND SALE OF ASSETS

1.1 As of the earlier of April 1, 1996 or the date on which the cash purchase price is delivered to The Practice pursuant to Section 2.1 below (the "Transfer Date"), and subject to the exceptions noted below, The Practice hereby sells, conveys, transfers and assigns all the assets and properties which The Practice owns in connection with the conduct of The Practice (the "Assets"), including each location at which the business of The Practice may be conducted during the term of this Agreement, subject to the exclusion of specific assets not purchased as listed on Schedule 8, attached hereto.

     The Assets shall be deemed to include without limitation (i) all of The Practice's accounts receivable (whether or not deemed collectible) as currently reflected on The Practice's books and records, on the Transfer Date of this Agreement and at all times during the term of this Agreement,
     (ii) all administrative (i.e., non-medical) aspects of every kind and character pertaining to the running of The Practice (the "Medical Practice Management Business"), and (iii) all of those assets, rights and properties described in Schedule "1" attached hereto, the provisions of which are by this reference incorporated herein.

     Notwithstanding the foregoing, MAM is specifically not purchasing (i) the portion of The Practice which involves the examination, diagnosis, treatment, surgery or therapy of patients by any Shareholder or by any other licensed medical practitioner or health care professional providing services on behalf of The Practice, or any other aspect of The Practice which by law requires a license to practice medicine or provide health care services, (ii) all medical records relating solely to the provisions of professional medical services, subject to MAM's right of limited access to and to make copies of, those portions of patient records relating solely to the amount of fees and charges due and owing for professional services rendered, (iii) all assets listed on Schedule 8.

1.2 The Practice assigns to MAM effective December 31, 1995 (the "Effective Date") the right to perform all administrative and non-medical aspects of The Practice's business, "The Medical Practice Management Business" for a period of years, and upon terms and conditions set forth herein which MAM agrees to perform for a term of years and upon the terms and conditions set forth. The specific services to be performed by MAM are listed on Schedule 4 attached hereto. MAM shall have the right to commence to include the revenues of The Practice in MAM's financial statements immediately following the Effective Date of this Agreement; provided, however, that (i) MAM shall not be entitled to receive any management fees or other compensation under this Agreement until after the Transfer Date, and (ii) MAM shall not perform any administrative or other aspects of The Practice's business until after the Transfer Date (although

     MAM shall have the right to begin to orient The Practice's employees to MAM's operating procedures and to integrate The Practice's administrative systems with MAM's systems). MAM and The Practice further acknowledge that certain obligations under this Agreement (including, for example, MAM's obligations to make the Cash Payment described below to The Practice, to issue shares of MAM's common stock to The Practice, etc.) have not been completed and will not be completed until the Transfer Date, and MAM will not represent to the contrary in any public offering documents.

1.3 A bill of sale (in substantially the form of EXHIBIT "A") shall be executed and delivered to MAM to effect the within purchase and sale of the Assets on the Transfer Date. On the Transfer Date, the Shareholder, on behalf of The Practice, as appropriate, shall forthwith upon MAM's written request execute and deliver to MAM such further instruments of sale, transfer, assignment, delivery, consent, assurance, powers of attorney and other instruments, including without limitation bills of sale, in form and content provided by MAM's legal counsel, all for the purpose of further evidencing that MAM is vested with all right, title and interest in and to the Assets and the Medical Practice Management Business as conducted by The Practice.

2.0  PURCHASE PRICE

     In consideration of the transfer of Assets and the execution of this Management Agreement, the parties hereby agree that the total purchase price to be paid The Practice shall be payable as follows:

2.1  Terms of Payment - Cash, Assumption of Certain Liabilities and Stock

     2.1.1 On the Transfer Date, MAM shall pay to The Practice, in cash, certified funds, or cashier's check, a sum of money (the "Cash Payment") equal to $1,606,202.00. From the Cash Payment, The Practice will pay off all of its liabilities except for (i) those liabilities identified on Schedule "2" which are being assumed by MAM, and
           (ii) the two liabilities identified in Schedule 7 (also identified in the first sentence of this Section 2.1.1) which will be serviced as provided in Section 8.9.

     2.1.2 MAM shall assume the specific liabilities of The Practice as described in Schedule 2 (which is limited to future lease and contract obligations). The two liabilities of The Practice which are specifically described on Schedule 7 are not being assumed by MAM but will be serviced by MAM according to Section 8.9 below. Except for the liabilities specifically set forth on Schedule 2 hereof, MAM is not assuming any liabilities, debts or other obligations of any kind of The Practice.

2.1.3 (i)   MAM will issue to The Practice over the first four years of the
            Agreement a number of restricted shares (investment stock) of MAM common stock equal to 730,000, subject to minimum financial performance by The Practice. In the event The Practice fails to achieve minimum financial performance targets over the first four years of the Agreement, MAM will adjust the amount of shares issued to The Practice on a pro rata basis as described below.

      (ii) The parties agree that the average historical collections of The Practice are equal to $5,200,000 per year. The parties agree to a minimum financial performance target of $5,200,000 of Net Revenue per calendar year for each of the first four years of the Agreement.

      (iii) All stock issued in conjunction with this Agreement will bear the legend "Restricted Stock" in compliance with the Securities Act of 1933 ("The Act") and will be subject to such holding periods as are in effect from time to time under The Act.

      The terms of payment will be made in accordance with the terms and conditions described below.

            (a) 146,000 shares of MAM common stock will be issued and
                transferred to The Practice on the Transfer Date. The Shareholders of The Practice shall determine, in their sole discretion, whether and the manner in which said shares will be distributed among the Shareholders of The Practice. Said shares shall be restricted in accordance with applicable federal and state securities laws. Said shares shall be delivered to The Practice after the execution of this Agreement in the names and manner requested in writing by The Practice within 45 days of The Practice's written request for delivery of said shares.

            (b) On the first anniversary of the Effective Date, if The Practice achieves minimum financial performance in net revenue equal to $5,200,000 or greater, 146,000 shares of MAM common stock will be issued to The Practice. Should net revenues fall below the minimum financial performance target amount, the number of shares will be adjusted downward on a pro rata basis. These shares will be issued and transferred to The Practice. The Shareholders of The Practice shall determine, in their sole discretion, the manner in which said shares are to be distributed among the shareholders of The Practice.

"Net revenue" is defined as gross billings less contractual allowances, discounts, and uncollectible charges.

(c) On the second anniversary of the Effective Date, if The Practice achieves minimum financial performance in net revenue equal to $5,200,000 or greater, 146,000 shares of MAM common stock will be issued to The Practice. Should net revenues fall below the minimum financial performance target amount, the number of shares will be adjusted downward on a pro rata basis. These shares will be issued and transferred to The Practice. The Shareholders of The Practice shall determine, in their sole discretion, the manner in which said shares are to be distributed among the shareholders of The Practice.

(d) On the third anniversary of the Effective Date, if The Practice achieves minimum financial performance in net revenue equal to $5,200,000 or greater, 146,000 shares of MAM common stock will be issued to The Practice. Should net revenues fall below the minimum financial performance target amount, the number of shares will be adjusted downward on a pro rata basis. These shares will be issued and transferred to the Practice. The Shareholders of The Practice shall determine, in their sole discretion, the manner in which said shares are to be distributed among the shareholders of The Practice.

(e) On the fourth anniversary of the Effective Date, if The Practice achieves minimum financial performance in net revenue equal to $5,200,000 or greater, 146,000 shares of MAM common stock will be issued to The Practice. Should net revenues fall below the minimum financial performance target amount, the number of shares will be adjusted downward on a pro rata basis. These shares will be issued and transferred to The Practice. The Shareholders of The Practice shall determine, in their sole discretion, the manner in which said shares are to be distributed among the shareholders of The Practice.

(f) If The Practice generates net revenues during the first four years after the Effective Date equal to four times the annual revenue Performance Target as described in section 2.1.3 (ii), which equals $20,800,000.00, then MAM will issue an amount of shares at the end of the fourth year equal to: 730,000 less the sum of any amounts issued sections 2.1.3

          (a), 2.1.3(b), 2.1.3(c), 2.1.3(d), 2.1.3(e). The Shareholders of The
          Practice shall determine, in their sole discretion, the manner in which said shares are to be distributed among the shareholders of The Practice.

    2.1.4 In the event (i) MAM is sold (as defined below), (ii) the majority of the Shareholders continue full time employment with The Practice thereafter, and (iii) the Practice retains its affiliation under this Agreement with MAM (or MAM's successor), then The Practice shall receive on an accelerated basis, effective immediately before the closing of any such sale of MAM, any shares of MAM common stock then remaining unissued under subsections 2.1.3 (b), (c), (d) and (e) above, reduced pro rata to account for any prior years in which The Practice has failed to achieve the annual minimum financial performance targets. If it is later determined that The Practice generates net revenues during the first four years of the Agreement equal to four times the annual revenue Performance Target as described in section 2.1.3 (ii), which equals $20,800,000.00, then MAM (or its successor) will issue an amount of shares at the end of the fourth year equal to: 730,000 less the sum of any amounts issued subsections
          2.1.3 (a), (b), (c), (d), and (e). For purposes of this Section 2.1.4, a sale of MAM shall mean the sale of all or substantially all the assets of MAM to an unaffiliated third party, or a sale of more than 51% of the common stock of MAM to an unaffiliated third party or group.

    2.1.5 The Practice agrees to give written notice to MAM of any transfers by The Practice of the shares of MAM stock to be issued to The Practice under this Agreement as well as the amount of total consideration received by The Practice for such shares and the value attributed to any shares distributed to Shareholders. The Practice agrees to establish agreements with the Shareholders to the effect that in the event a Shareholder leaves The Practice with the intent not to comply with the noncompete restrictions contained in Section 15 below (or in the event a departed Shareholder breaches the noncompete restrictions), then the Shareholder must return any MAM shares acquired by him or her to MAM as part of the liquidated damages for breach of the noncompete restrictions.

3.0 SHAREHOLDER'S, AND/OR (WHERE INDICATED) THE PRACTICE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

    Shareholder(s) and/or (where indicated) The Practice hereby represents, warrants and covenants to MAM as follows:

(i) The Practice is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements referred to herein have been (or upon execution will have been)duly executed and delivered by The Practice and the Shareholders, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will have been) duly executed and delivered by The Practice and the Shareholders, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of The Practice and the Shareholders, enforceable against The Practice and the Shareholders in accordance with their respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and general principles of equity (regardless of whether such enforceability is considered a law or equity).

(ii) The Practice owns good and marketable title to all of the Assets, and the Assets will be transferred to MAM, free and clear of any and all liens, encumbrances, claims, adverse interests, security interests, title retention Agreements and the like whatsoever, except as set forth in Schedule "2" attached hereto, the provisions of which are by this reference incorporated herein. Without limiting the generality of the foregoing, none of the Assets are subject to any contract, agreement or understanding (other than in this Agreement), whether oral or written, except as set forth in Schedule "2" attached hereto.

(iii) The execution and delivery of this Agreement by the Shareholders and the Practice and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under or be in conflict with any contract, judgment, decree, order or award of any court, governmental body or arbitrator or any federal, state, municipal, local or foreign law, statute ordinance or otherwise ("Laws") which are applicable to any Shareholder, The Practice or to the provision of medical care as conducted by The Practice. Neither any Shareholder nor the Practice nor any Agents have violated any laws, nor received any notice of any such violations. For purposes of this Agreement, the term "Agents" shall include any and all Shareholder physicians, other employee physicians and other healthcare providing employees of The Practice.

(iv) Except for pending actions and claims listed in Schedule "3" attached hereto, the provisions of which are by this reference incorporated herein, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the Shareholders best knowledge and belief, threatened against or involving any Shareholder or The Practice or any Agents that relate in any way to any of the Assets, to The Medical Practice Management Business or to the medical or health care services rendered at The Practice.

(v) All consents, approvals, authorizations and other requirements prescribed by an law which must be obtained or satisfied by The Practice or any Agents, whether or not necessary for the execution and delivery by The Practice of this Agreement and the documents to be executed and delivered in connection herewith, have been obtained and satisfied.

(vi) The information provided and to be provided by The Practice to MAM in this Agreement or in any exhibit or schedule hereto or in any other writing pursuant hereto does not and will not contain any untrue statement of material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents previously or hereafter delivered or made available to MAM pursuant hereto were or will be complete and accurate copies of such documents.

(vii) As to each account receivable existing as of the Transfer Date of this Agreement and as generated at all times during the term of this Agreement:

      (a) each such account is or will be based on actual and bona fide rendition of professional medical or other health care services to a third party by The Practice or Agents in the ordinary course and none of such accounts is fraudulent;

      (b) each such account is and will not be subjected to any prior sale, lien, security interest or financing statement whatsoever except as described in Schedule 2;

      (c) all medical services represented by each such account were determined as medically necessary in the reasonable opinion of the physician providing said services, for the patient who received such services;

       (d) the fees charged for such services were in compliance with applicable governmental regulations, if any;

       (e) each account is payable solely in lawful currency of the United States of America.

(viii) The balance sheet as of November 30, 1995 (the "Balance Sheet") and the related statement of income (loss) (the "Income Statement") of The Practice for the period then ended (the Balance Sheet and Income Statement are collectively referred to as the "Reviewed Financial Statements") supplied to MAM by The Practice are true, correct and complete, and have been prepared from The Practice's books and records in accordance with generally accepted accounting principles consistently applied. The Practice's books of account have been kept in ordinary course of business, the transactions entered therein represent bona fide transactions, and such books of account fairly reflect all of The Practice's income, expenses, assets and liabilities with respect to or emanating from The Practice. Except for the liabilities reflected, reserved or otherwise disclosed in the Reviewed Financial Statements or in this Agreement or the Exhibits and Schedules attached hereto, The Practice, as of the date of such Reviewed Financial Statements, had no liabilities, whether absolute or contingent, known or unknown, which were not set forth as liabilities reflected, reserved against or clearly disclosed therein. No materially adverse changes have occurred in The Practice or in the Medical Practice Management Business since the date of such Reviewed Financial Statements through the Transfer Date of the Agreement.

(ix) Schedule "2" attached hereto consists of a complete and correct list of all material contracts, obligations and commitments relating to The Practice and/or to the Assets and/or to the Medical Practice Management Business (whether written or oral), including without limitation employment contracts not terminable upon notice of (15) calendar days or less, collective bargaining agreements, bonus, pension, profit sharing, annuity, deferred compensation, retirement, stock purchase, stock option, stock ownership, hospitalization, insurance and all other employee benefit plans, leases, mortgages, pledges, deeds of trust, loans or credit agreements, and contracts and agreements not made in the ordinary course of business which involve more than $2,500.00.

(x) The Practice, and each Shareholder, as appropriate, is acquiring MAM's Common Stock for its personal account with no intention of selling, transferring or otherwise disposing of the Stock or any interest therein to others, other than to a trust for benefit to The Practice or a Shareholder's family members, until the expiration of the any applicable holding period arising under applicable federal and state securities laws, and that by reason of Shareholder's business or financial experience Shareholder can protect Shareholder's own interests in connection with the transactions contemplated herein, including without limitation the acquisition of MAM's Common Stock.

            The Practice and each Shareholder, as appropriate is an "accredited investor" as such term is defined in rule 501(a) of the rules and regulations promulgated under the Securities Act of 1933. The Practice and each Shareholder, as appropriate will provide MAM with an investment representation letter relating to the acquisition of MAM's Common Stock in form and substance satisfactory to MAM's legal counsel.

            Notwithstanding the foregoing, The Practice enters into this Agreement with the understanding and acknowledgment that risk to The Practice in accepting MAM's stock as consideration for execution of This Agreement is limited in scope and amounts because, in addition to other factors, The Practice maintains the right during the first four years of The Agreement to terminate MAM and all ongoing obligations to MAM pursuant to termination provisions stated herein in Section 12, which among other provisions allow The Practice to terminate this Agreement with MAM and repossess the tangible assets purchased by MAM.

     (xi) Between the date hereof and the Transfer Date of this Agreement, MAM and its authorized agents will have reasonable access during normal business hours to all Assets and The Practice's business records relating thereto, including without limitation, patient records and information, subject to patient Confidentiality Rules, The Practice shall supply or cause to be supplied promptly to MAM all information with respect thereto which MAM may reasonably request. From and after the Transfer Date and for the balance of the term of this Agreement, The Practice will continue to cooperate with MAM in any and all information regarding collection of the future accounts receivable of The Practice. The Shareholders and the Practice as appropriate, shall cooperate fully with MAM in communicating with and seeking the assistance of patients and relatives or guardians thereof for the purpose of better enabling MAM to collect upon such present and future accounts receivable.

     (xii) From and after the Transfer Date, The Practice will not, at any time, for any reason or under any circumstances, cause or permit any of the Assets to become subject to any liens, mortgages, encumbrances, rights or security interests imposed or suffered by The Practice. The Practice will not, at any time or for any reason or under any circumstances, bill any person or entity, including without limitation any governmental agency in connection with the collection of accounts generated by The Practice, in whole or in part except pursuant to MAM's written request.

     (xiii) Except with respect to Medicare and Medicaid accounts receivable, The Practice shall from and after the Transfer Date of this Agreement advise every third party account debtor regarding medical and/or other health care services provided by The Practice that such accounts receivable have been sold to MAM and are payable directly to MAM or to its assignee. with respect to all present and future accounts receivable sold and transferred to MAM herein, MAM shall have the unilateral right to direct receipt of payment and all right to demand or otherwise make any claim under Medicare or Medicaid programs. From and after the Transfer Date of this Agreement, should The Practice come into possession or control of any payment(s) in trust for MAM, The Practice will forthwith deliver the check or other form of payment to MAM, or to MAM's order, and will not commingle such check or other form of payment with The Practice's own funds or other assets. Accordingly, all checks, cash, notes or other instruments or property received by or on behalf of The Practice from each third party account debtor shall be deemed to have been received by The Practice on behalf of MAM, as assignee and owner of all such accounts receivable, and shall be turned over by The Practice forthwith, without deduction or offset. MAM may use a deposit stamp (to be provided by The Practice on or forthwith following the Transfer Date of this Agreement) on any checks or any other instruments which come into MAM's possession with respect to such accounts receivable and may negotiate, transfer, deposit, and otherwise deal with such checks or other instruments as the sole owner thereof.

     (xiv) Each Shareholder and The Practice, as appropriate, represents (He/His is gender neutral):

            (a) He had made available to him the opportunity to obtain such information as he deemed necessary or appropriate to evaluate the merits and risks of this investment. He has had the opportunity to ask questions of and has received satisfactory answers from MAM concerning the terms and conditions of the transaction and the information provided by MAM, and has relied on no other information. No oral representations have been made or representations made to The Practice's or any Shareholder's advisors in connection with the transaction relative to the securities inconsistent with the information provided by MAM.

            (b) He understands and acknowledges since such matters have been brought to his attention that no federal or state agency has recommended or endorsed purchase of the securities or passed on the adequacy or accuracy of the information provided by MAM.

            (c) He is capable of evaluating an investment in the securities of MAM by reason of his own investment acumen or business experience.

            (d) He understands and acknowledges that it has been brought to his attention that there may be no public market for the securities of MAM, that there will be restrictions on the transferability of the stock and that it is likely that he will not be able to readily liquidate his investment.

            (e) The Practice, if a partnership, joint venture, corporation, trust or other entity, represents and warrants that it, or each of its equity owners, was not formed or organized for the specific purpose of acquiring the securities of MAM. If seller is an individual, he represents and warrants that he is not acquiring the stock as nominee, trustee, agent or representative for any other person.

            (f) In relation to his income and net worth, he is able to bear the economic risks of an investment in the securities in MAM, including, without limitations, the risk of the loss of part or all his investment and the probable inability to sell or transfer his securities for an indefinite period of time. He does not have an overall commitment to investments that are not readily marketable that is disproportionate to his net worth, and his investment in the securities will not cause such overall commitment to become excessive.

            (g) The purchase of the securities by the Practice, if an entity investor, is a permissible investment in accordance with the Practice's Articles of Incorporation, By-Laws, Declaration of Trust or other similar charter documents and the purchase of the securities has been duly approved by all requisite action by the entity's owners, directors, officers or other authorized persons or fiduciaries.

            (h) The person (s) signing this document and all documents necessary to consummate the purchase of the securities has all requisite authority to sign such documents on behalf of each Shareholder or The Practice as appropriate.

            (i) He (they) understand (s) and acknowledges that investment in the securities involves significant risks.

     (xiv) The leases between The Practice and the owners of the leased premises wherein the clinics and business office of The Practice are located are current and in good standing, without any changes in the terms and conditions thereof, except as are set forth in any written amendments which have been delivered to MAM.

     (xv) The Practice has provided MAM a true and complete copy of the current shareholders' agreements among the Shareholders and The Practice and the current form of employment agreement in use between The Practice and the Shareholders, and the Shareholders and The Practice agree that they will not amend or rescind the provisions in such agreements concerning either (a) vesting or distribution of shares of stock in The Practice (or MAM common stock, if applicable) or (b) any covenant not to compete, without the prior written consent of MAM (which will not be unreasonably withheld).

All representations and warranties herein are made as of the date hereof and as of the Transfer Date of this Agreement and shall survive the Transfer Date of this Agreement.

4.0  MAM'S REPRESENTATIONS, WARRANTIES AND COVENANTS
     -----------------------------------------------

     MAM hereby represents, warrants and covenants to Shareholders and The Practice as follows:

     (i) MAM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements referred to herein have been (or upon execution will have been) duly executed and delivered by MAM, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of MAM, enforceable against MAM in accordance with their respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and general principles of equity (regardless of whether such enforceability is considered at law or equity).

     (ii) The execution and delivery of the Agreement and this consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of or constitute a default under the conflict with, any material agreements, indenture or other instrument to which MAM is a party or by which it is bound, or any Law applicable to MAM.

     (iii) If and to the extent required by Section x(v)1 of title 42 of the United States Code, until the expiration of (4) years after the termination of this Agreement, MAM will make available, upon written request to the Secretary of the United States General Department of Health and Human Services or upon request of the Comptroller General of duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs and services provided for under this Agreement. MAM further agrees that in the event it carries out any of its duties under this Agreement through a subcontract, with a value or cost of TEN THOUSAND DOLLARS ($10,000.00) or more over a twelve (12) month period, with a related organization, such a contract will contain a clause to the effect that until expiration of four (4) years after the furnishing of such services pursuant of such subcontract, the related organization will make available, upon written request of the Secretary of the United States Department of Health and Human Services, or upon request of the Comptroller General of the United States General Accounting Office, a true and correct copy of such books, documents and records of such organizations as are necessary to verify the nature and extent of such costs.

     (iv) MAM covenants that none of the materials concerning MAM or its business operations which were delivered to The Practice in connection with the sale of MAM's shares to The Practice contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made by MAM in light of the circumstances under which they were made, not misleading. In the event that MAM's disclosures are inaccurate or misleading or incomplete, in material manner, The Practice shall have the right to seek remedy in Court of Law of appropriate jurisdiction to recover damages, if incurred by The Practice, by any amount of such damages, which may be more valuable than a claim based solely on applicable securities law.

     (v) All consents, approvals, authorizations and other requirements prescribed by any law which must be obtained or satisfied by MAM, whether or not necessary for the execution and delivery by MAM of this Agreement and the documents to be executed and delivered in connection herewith, have been obtained and satisfied.

     (vi) MAM has had access to the books, assets and records of The Practice, has examined the same and, based upon such access and examination, is acquiring the Assets; provided that this representation and acknowledgement by MAM shall not reduce, limit or waive in any manner MAM's right to rely upon the representations and warranties of The Practice and the Shareholders contained in this Agreement.

     (vii) Prior to the Transfer Date, MAM will have reviewed the leases and contracts to be assumed by MAM under this Agreement.

     (viii) MAM further represents as follows:

            (a) MAM had made available to it the opportunity to obtain such information as it deemed necessary or appropriate to evaluate the merits and risks of this investment. It has had the opportunity to ask questions of and has received satisfactory answers from The Practice and the Shareholders concerning the terms and conditions of the transaction and the information provided by The Practice and the Shareholders, and has relied on no other information. No oral representations have been made or representations made to MAM's advisors in connection with the transaction inconsistent with the information provided by The Practice and the Shareholders.

            (b) The purchase of the Assets by MAM is a permissible investment in accordance with MAM's Articles of

                 Incorporation and By-Laws, and the purchase of the Assets has been duly approved by all requisite action by MAM's board of directors.

            (c) The person(s) signing this document and all documents necessary to consummate the purchase of the Assets has all requisite authority to sign such documents on behalf of MAM.

     (ix) MAM is not aware of any actual, pending or threatened litigation, arbitration, tax investigation, tax lien, proceeding or other investigation by any person or by any governmental authority against MAM which would adversely affect in any manner MAM's performance hereunder or other related documents involving the parties.

     (x) Prior to the Transfer Date, MAM will not disclose the terms and conditions of this Agreement to any third party or parties in a public or private placement memorandum or otherwise without the prior written consent of The Practice, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, The Practice hereby consents to MAM disclosing the terms and conditions of this Agreement to entities with whom MAM is and will be negotiating to obtain financing for this transaction and for MAM generally, and The Practice consents to MAM making any disclosure required by applicable securities and other laws.

All representations and warranties herein are made as of the date hereof and as of the Transfer Date of this Agreement and shall survive the Transfer Date of this Agreement.

5.0  INDEMNIFICATION OF MAM
     ----------------------

     MAM shall not be deemed by anything set forth in this Agreement to have assumed the liability for payment of, and The Practice and the Shareholders agree to indemnify, hold harmless and defend MAM and its officers, directors, employees, agents, and shareholders from any and all liabilities, costs and expenses, including reasonable attorneys' fees in addition to other costs incurred, arising from any and all of the following:

     (i) Any liability or undertaking of The Practice of any Shareholder to any person or entity whomsoever as of the Effective Date of this Agreement or at anytime hereafter created, except only to the limited extent, if at all, herein expressly assumed by MAM;

     (ii) Any liability of The Practice or any Shareholder for any federal, state or local tax, interest, penalties, deficiencies, duties, fees or governmental charges or impositions of each and every kind or description, whether measured by properties, assets, wages, payroll, purchases, value added, payment, sales, use, business, capital stock surplus or income with respect to ownership of the Assets;

     (iii) Any liabilities or obligation (contingent or otherwise) of The Practice or any Shareholder arising out of any litigation or administrative proceeding threatened or pending;

     (iv) Any and all acts or omissions of The Practice or any Agents, including without limitation claims of professional malpractice;

     (v) Any liabilities or obligations (contingent or otherwise) of The Practice arising out of defects or errors in packaging, labeling or dispensing any prescription or other drugs, chemicals or diagnostic or therapeutic devices or any other products (including without limitation prescription medications) manufactured, sold prescribed or otherwise distributed by The Practice or any Agents;

     (vi) Any liability or obligation (contingent or otherwise) of The Practice to compensate any person or entity, including without limitation any Agent, licenser, supplier, distributor, landlord, patient, or customer of The Practice in respect to any services rendered or products manufactured, sold, prescribed or otherwise distributed in connection with the Assets or The Practice; provided, however, that MAM will assume, and hereby agrees to pay, perform and discharge, in accordance with the terms hereof, the contractual obligations, and liabilities of The Practice at and as of the Transfer Date of this Agreement relating only to the contracts or Agreements set forth in Schedule "2" attached hereto, provided further that The Practice hereby agrees also to remain liable under all such obligations;

     (vii) Any breach of any representation, warranty or undertaking by The Practice of any Shareholder set forth in this Agreement or in any Exhibit or Schedule attached hereto;

     (viii) Any retained liabilities or other claims against, or liabilities or obligations of The Practice or any Shareholder which are not specifically assumed by MAM pursuant to this Agreement;

       (ix) Any real estate lease associated with the properties at 8300 N. Alcott, Suite 300, Westminster, CO 80030, and Highway 9 and School Road, Suite 250, Frisco, CO 80443, 1550 South Potomac, Suite 330, Aurora, CO 80012 and 4500 E 9th Suite 670S, Denver, CO 80220, and corporate offices at 11175 E. Mississippi Ave. Suite 100, or future leases associated with practice expansion or practice relocation efforts. Notwithstanding the foregoing, MAM shall specifically assume responsibility for payment of said leases throughout the term of this Agreement. In the event of termination of this Agreement, The Practice shall indemnify MAM for payments under said leases after the date of termination.

5.1 In consideration for the above indemnities, MAM agrees to reimburse The Practice on a pro rata basis from and after the Transfer Date of this Agreement for rent, telephone, and other normal business expenses related to the operation of the Medical Practice Management Business paid by The Practice for any period of time after the Transfer Date of this Agreement. MAM shall be responsible for paying all sales and transfer taxes, together with all other transfer or filing fees and expenses arising out of the transfer of the Assets to MAM pursuant to the provisions of this Agreement. All other fees, costs and expenses incurred by either party hereto shall be borne by the party incurring the same.

6.0  INDEMNIFICATION OF THE PRACTICE
     -------------------------------

     MAM hereby agrees to indemnify, hold harmless and defend The Practice against, including without limitation payment of The Practice's reasonable attorney's fees in addition to other costs as may be incurred, any and all of the following;

       (i) Any breach of any representation, warranty or covenant made by MAM in this Agreement;

       (ii) All federal, state withholding or other taxes as may be due from MAM;

       (iii) Any claim resulting from any misstatement or omission of a material fact in any public or private offering statement or any statements to MAM's lenders or other credit sources, except to the extent the misstatement or omission is based upon information provided to MAM by The Practice or the Shareholders; and

       (iv) Any liability or undertaking of MAM unrelated to MAM's actions and services under this Agreement, to any person or entity whomsoever as of the Effective Date of this Agreement or at anytime hereafter created.

7.0  MANAGEMENT SERVICES TO BE PROVIDED BY MAM
     -----------------------------------------

7.1 From and after the Effective Date of this Agreement and for a term of twenty five (25) years (unless terminated sooner in accordance with the terms hereof), The Practice hereby engages MAM to perform, and MAM hereby agrees to perform in a competent, efficient and satisfactory manner, as the Practice's exclusive manager and administrator of all non-medical functions and all non-professional services relating to the operation of The Practice. MAM will, at MAM's expense and as part of the Medical Practice Management Business, provide all necessary advisory, consulting, management and administrative services to The Practice for the operation of The Practice (other than that related to the actual dispensation of medical and other health care services to be provided by duly licensed professionals practicing at The Practice). Notwithstanding the foregoing, the parties hereby agree that (i) MAM shall not be entitled to receive any management fees or other compensation under this Agreement until after the Transfer Date, and (ii) MAM shall not perform any administrative or other aspects of The Practice's business until after the Transfer Date (although MAM shall have the right to begin to orient The Practice's employees to MAM's operating procedures and to integrate The Practice's administrative systems with MAM's systems).

7.2 Subject to the limitations set forth in Section 7.1, MAM will from and after the Effective Date of this Agreement and for the balance of the term of this Agreement provide to The Practice at MAM's sole expense all the management and administrative services as set forth in Schedule "4" attached hereto, the provisions of which are by this reference incorporated herein.

7.3 Anything set forth above to the contrary notwithstanding, The Practice and the Shareholders, will be solely and exclusively in control of all aspects of the practice of medicine with The Practice and the provision of medical services, including but not limited to all patient diagnosis, treatment, surgery, therapy and prescription of drugs. In addition, The Practice shall be solely responsible for the rendition of all medical reports and for the maintenance of medical (as opposed to financial) records. The Practice shall have the sole right and authority to hire, employ, train, supervise and terminate and agrees to compensate all physician-contractors and physician-employees ("Professionals"), excluding only physician assistants and nurse practitioners not required by Colorado Law to be licensed for the provision of health care services in their role within The Practice.

7.4 It is The Practice's sole responsibility to provide all medical care and treatment provided to patients of The Practice, and The Practice will assure that all such professional medical services are provided under the supervision of a licensed physician, and MAM shall not interfere in any way therewith.

7.5 MAM will not provide or otherwise engage in any services or activities that constitute the practice of medicine as defined by the laws of the State of Colorado or under Federal, local or other applicable Laws. Under no circumstances will medical services be made available to or for The Practice by MAM. MAM will not assign or refer patients to The Practice in expectation of any fee for such referral and any such fee for referral of patient is expressly prohibited and shall constitute a material breach by MAM of its obligations and undertakings under this Agreement. MAM shall not interfere with, control, direct or supervise any Professional or any individual whom any Professional may employ or contract with in connection with the care and treatment of the Professional's patients. MAM will have no authority whatsoever with respect to the establishment of fees for the rendition of such services, provided, however, that MAM will provide The Practice with periodic assessments of services provided by The Practice other than professional medical services.

7.6 The Practice and the Shareholders agree to provide medical services on behalf of The Practice as a result of MAM's marketing efforts described above at The Practice's usual and customary rates for such services. Each Shareholder agrees to devote his or her entire professional time and attention to the practice of medicine and/or medical management of other physicians of The Practice, consistent with present practice excluding periods of disability, illness, vacations and continuing education. Notwithstanding the foregoing, the following activities shall not be deemed to be in violation of this Section: (i) a Shareholder's participation as a passive investor in health care related investments that require no professional or management services of the Shareholder, and (ii) a Shareholder performing medical services of the kind described in Section
     8.11 below.

     In no event will Shareholder's activity relating to any medical group development or any marketing or development activity concerning his relationship with MAM be deemed to violate this clause of the Agreement.

7.7 In addition to Shareholder's personal professional medical services, The Practice agrees to maintain at all times an adequate staff with such medical personnel as may be necessary to efficiently carry out the practice of medicine on behalf of The Practice. All such medical personnel will be duly licensed by the State of Colorado or under Federal, local or other applicable Laws. The Practice will at all times operate The Practice in conformity with the custom and practice of the community in which The Practice is located. The cost of locating and retaining the services of additional Professionals reasonably necessary for the proper operation of The Practice shall be borne by the Practice out of Professional Compensation, and The Practice shall maintain a minimum financial performance target of $5,200,000 per calendar year of Net Revenues. MAM will negotiate in good faith with the Practice to pay for the recruitment of professionals necessary to achieve financial performance levels that are in excess of minimum financial performance targets as defined in section 2.1.3 (ii).

7.8 All patient records, reports and information obtained, generated or encountered relating to The Practice, after the Effective Date of this Agreement, will at all times be and remain the property of the Practice, provided that in the event this Agreement is terminated as provided for below, copies of all billing records and supporting information (subject to patient confidentiality rules) will be given to MAM.

8.0  COMPENSATION TO MAM AND THE PRACTICE
     ------------------------------------

8.1 MAM and the Practice have exercised care and diligence in determining their respective best estimates of expenses, investment and reasonable rate of return, of MAM in providing the non-medical management, administrative and marketing services, personnel, office space, equipment and supplies required by this Agreement, and based thereon, have determined that the compensation to be paid MAM is commensurate with the reasonable value of such services, personnel, office space, equipment, and supplies to be provided by MAM to the Practice. As full and complete compensation for such services, The Practice hereby agrees to pay MAM a management fee (the "Management Fee") equal to amounts in no event less than five percent (5%) of the cash collected by The Practice or more than thirty percent (30%) of the Net Revenues of the Practice as conducted by The Practice.

     MAM shall be entitled to receive a minimum of 5% of the cash collected per month as payment toward MAM's minimum management fee.

8.2 On or before the fifth (5th) day of each month, with the first payment due no sooner than 30 days after the Effective Date (provided that until the Transfer Date the actual payments will be made by The Practice), MAM will allocate funds as follows:

       (i) First, repay to MAM any amounts loaned by MAM to the Practice under the line of credit provided for under Section 8.3 below (with interest accrued thereon).

       (ii) Second, pay to The Practice an amount equal to 54% of the prior month's collections; provided that this percentage shall be reduced to 53% when the two liabilities identified in Schedule 7 have been paid in full.

              The determination of the amount of Professional Compensation is attached to this Agreement in Schedule "5". The total compensation due The Practice will equal the rate (percentage) of Professional Compensation above, as applied against the collections of the practice, subject to adjustment as provided below.

              In the event The Practice is unable to maintain minimum production levels of Net Revenues or cash flow as required by this Agreement, then the rate of Professional Compensation shall be adjusted downward by an amount sufficient to allow MAM to pay overhead expenses of The Practice and MAM's minimum management fee of 5% of the cash collected per month, all as provided in Section 8.3 below.

       (iii) Third, reimburse MAM for operating expenses and any necessary capital expenditures of The Practice for the preceding month;

       (iv) Fourth, pay to MAM cash equal to 5% of cash collected (as described in Schedule 5), as MAM's minimum management fee and any cash for any deferred payment obligations; and

       (v) Fifth, retain the balance, to be held on behalf of The Practice, for future capital expenditures.

8.3 During the first calendar year of this Agreement, if the Practice has maintained an average monthly level of production of Net Revenues equal to 1/12th of $5,200,000, and monthly cash flows fluctuate to such a level that The Practice is unable to meet it's historical levels (1995 calendar levels) of salary and benefit obligations to The Shareholders of the Practice, professionally related expenditures, salaries of employed physicians and related benefits, form the amount advanced by MAM pursuant to Section 8.2, then, MAM shall be responsible for advancing cash to The Practice in the form of a line of credit not to exceed $200,000 in aggregate principal outstanding at any time. The money advanced shall bear an interest rate of 2% per annum above the prime rate charged from time to time by Aurora National Bank South, until fully reimbursed by The Practice. MAM shall be repaid the principal and interest from the next available cash flows of The Practice, as provided in section 8.2(i) above.

     In the event either (i) the level of monthly cash collections decreases below 1/12th of $5,200,000 for a period of more than six consecutive months, or (ii) the level of The Practice's production of Net Revenues decreases below ninety percent (90%) of $2,600,000 over any six month period, than the rate of Professional Compensation shall be adjusted downward at a level to pay overhead obligations of The Practice, MAM's minimum cash fee of 5% of collections and payments to MAM to fully amortize the principal and interest advanced by MAM, in the form of the line of credit, over 48 equal monthly installment payments. Notwithstanding the foregoing, MAM shall not be entitled to make any adjustment in the rate of Professional Compensation as a result of occurrences under clause (i) above until the first anniversary hereof.

8.4 The percentage of Net Revenue to be retained as Professional Compensation by The Practice is to be determined in the following manner: The Practice and MAM will jointly determine a percentage to be allocated to the Professional Compensation components to insure MAM a five (5%) minimum cash management fee is available for payment to MAM monthly on a cash basis, from the practice after payment of the Professional Compensation component and operating expenses. Determination of the rate of Professional Compensation agreed upon by the Parties as of the Effective Date is attached to this Agreement in Schedule "5". The Rate of Professional Compensation shall only be adjusted in the event MAM is unable to receive it's minimum cash payments equal to 5% of collections.

8.5 In the event The Practice experiences an increase in the total collections of the practice as a result of any of the following: an increase in the production of the Shareholders or physician/professional providers employed by The Practice, as increase in the reimbursement per unit of service obtained as a result of improved contracting efforts with managed care providers, new physician recruitment and corresponding increases in production, new satellite Medical Practice openings, practice mergers or acquisitions on behalf of MAM and the Practice, or office relocation's, then disbursements of excess cash flows generated from such efforts shall be available for distribution to The Practice and to MAM as follows:

     a.) All cash invested by MAM for expansion or other purposes agreed to by The Practice and MAM (excluding amounts comprising the Cash Payment being made by MAM to The Practice pursuant to Section 2.1.1 above) shall require a financial return to MAM in an amount equal to the principal amount invested plus interest calculated as a rate equal to 2% above prime rate per annum interest as charged from time to time by Aurora National Bank South (calculated on a variable rate, with adjustments made semi-annually) on any outstanding principal balances, to be repaid to fully amortize principal and interest over a ten year period from the date of said investment. MAM shall be entitled to repayment of money invested per the monthly payment calculation above prior to calculation of the money due The Practice.

     If termination is made by The Practice within the first four years of the Agreement, The Practice shall be obligated to fully repay MAM 100% of the money invested in The Practice, and not repaid to MAM through the excess cash flows of the Practice, as of the date of termination by The Practice. Should The

     Practice elect to repay any money invested by MAM on any term shorter than the ten year term as described herein, The Practice shall have no prepayment penalty.

     b.) All stock invested by MAM on behalf of any proposed expansion opportunity (excluding shares issued to The Practice) to the benefit of The Practice or the Shareholders, shall require a cash payment of MAM equal to 50% of the market value of the stock, at the date of the issuance of the stock. This amount shall be repaid over a 10 year period in equal monthly installments. MAM shall be entitled to this payment prior to calculation of the money due The Practice.

     c.) All expenses associated with any expansion opportunity shall be considered at a net cost basis for the purposes of determining distribution of excess cash flow to be paid to The Practice.

     d.) Fifth percent (50%) of all excess cash available, as a result of the increase in cash flow generated by any expansion opportunity as listed above, after repayment to MAM for expenses incurred as described above in
     Section 8.5 a., b., c., shall be distributed to The Practice.

     e). In the event any shareholder elects to leave the practice for any reason, any excess cash flow created by this event shall be distributed in accordance with the formula listed above.

     For example only, in the event a shareholder elects to retire from practicing medicine on behalf of The Practice and the Shareholder is replaced with a physician who is able to practice at a lower rate of compensation than the retiring Shareholder, then the excess cash, if any, available to The Practice as a result of the lower compensation level of the replacement physician shall be distributed to The Practice at a rate of 50% of the excess cash flow.

     f.) Upon such time as MAM receives a 30% of total collections management fee, then, all remaining excess cash flow shall be paid to The Practice.

8.6 In the event cash collections are inadequate to pay all of the Management Fe due, over MAM's minimum management fee of 5%, such deficiency shall be treated as a deferral of the portion of the Management Fee not paid. In addition, MAM may elect to defer receipt of payment of the Management Fee in its sole discretion. any such deferred payment will be accrued as an obligation of the Practice to MAM and may be paid at any time funds for such payment become available. MAM has made no representations or warranties to the Practice that cash flows will improve over their present levels. In no event will individual providers or shareholders of the Practice group be held liable for MAM management fees earned but not paid.

8.7 If after payment of any monthly Management Fee it is determined, in connection with preparation of a management report, annual report or otherwise that any such payment was made in error, such error will be corrected and all accounts of the parties settled by payment within five
     (5) business days of such
     determination. For purpose of this Agreement, the annual report will be conclusive and binding upon the parties, unless within sixty (60) calendar days after receipt of such report a party notifies the other party that it disputes one or more items included therein.

8.8 In no event shall MAM assume responsibility for negative cash flow associated with the operation of The Practice at any time during the entire term of this Agreement. In the event capital expenditures are required by MAM, including but not limited to, practice expansion or capital equipment purchases, MAM shall budget for and plan for such expenditures at least 60 days prior to such expenditures being incurred. Such expenditures shall be documented in writing by the parties prior to incurring expenditures. MAM shall be under no obligation to invest in the expansion of The Practice. Notwithstanding the foregoing, The Management Committee as established in
     Section 16.16, and MAM shall negotiate in good faith and a spirit of cooperation to determine financial feasibility for said expansion efforts. MAM acknowledges the inherent financial interests of The Practice of said expansion opportunities and shall make a best efforts attempt to assist in the expansion of The Practice to the mutual financial benefit of the Parties.

8.9 MAM shall allocate needed funds to The Practice by way of a temporary increase in the rate of Professional Compensation (from 53% to 54% as provided in Section 8.2(ii) above) to allow the Practice to adequately service certain specific liabilities not assumed by MAM as listed in
     Schedule 7, until such time as the liabilities are paid in full. Further, MAM shall process and make payments on behalf of The Practice for said liabilities from the receipts of The Practice. Once the liabilities identified in Schedule 7 have been paid in full, the rate of Professional Compensation to be paid under Section 8.2(ii) above shall be reduced to 53%.

8.10 MAM shall accrue it's management fee from the Effective Date hereof, but no payment of the management fee shall be made until after the Transfer Date, assuming that MAM makes the Cash Payment required under Section 2.1.1 hereof, and then only in accordance with the provisions hereof. Between the Effective Date and the Transfer Date, The Practice shall continue to employ the management company with whom The Practice had contracted prior to the Effective Date and upon the same terms and conditions as existed prior to the Effective Date. To the extent that The Practice pays a management fee to the existing management company, such payments shall be deducted from the management fees accrued to MAM prior to the Transfer Date (""Pre-Transfer Management Fees"). Notwithstanding the foregoing, MAM shall only be paid such Pre-Transfer Management Fees to the extent that there are excess funds available after the payment of: (i) obligations owed to MAM for sums loaned by MAM pursuant to Section 8.3 hereof, (ii) Professional Compensation. (iii) operating expenses, (iv) MAM's accrued but unpaid Management Fee, other than the Pre-Transfer Management Fees, and (v) 50% of the funds thereafter paid to The Practice pursuant to Section 8.5. In the event that this Agreement is terminated under the provisions of Sections 12 or 13, The Practice shall not be required to pay any unpaid Pre-Transfer Management Fees and the same shall be deemed forfeited by MAM.

8.11 Certain Shareholders of The Practice may from time to time generate revenues from consulting services, teaching and other activities (including, for example, serving as a paid in-house physician providing emergency coverage on behalf of a hospital at a hospital at night, on holidays and on weekends for which the physician is paid directly by the hospital), other business ventures, or from the production of publications, which are not harmful to, or in conflict with the success of MAM or The Practice. The revenues received from these activities shall be separate from the revenues included in this Agreement or from revenues of The Practice.

8.12 In the event that MAM and The Practice shall desire to expand The Practice (as defined below), then the Management Committee (including MAM and The Practice representatives) shall determine the appropriate levels of Professional Compensation to be allocated to such expansion efforts as well as the amounts and terms of repayment to MAM of any expenses incurred in connection with such expansion. For purposes of this Agreement, "expansion" of The Practice shall include the happening of one or more of the following events: (i) increasing the number of physicians from its full time equivalent of 10 physicians, either as additional Shareholder physicians or as employee physicians, (ii) adding other practice locations, and (iii) physically expanding an existing practice site.

9.0  OWNERSHIP OF LICENSES
     ---------------------

     It is understood and agreed by the parties that the Practice will be the holder and owner of all licenses, accreditation certification and contracts for the provision of medical services by the Practice, and the Practice will be the "provider" within the meaning of all agreements with third party payers.

10.0 TERM OF MANAGEMENT AGREEMENT
     ----------------------------

     Unless sooner terminated as herein provided, this Management Agreement will remain in effect for a period of twenty-five (25) years, commencing on the Effective Date of this Agreement.

11.0 DEATH OR DISABILITY OF SHAREHOLDERS
     -----------------------------------

     In the event of the death of all Shareholders or the total and permanent disability of all Shareholders (within the meaning of the largest disability policy on the Shareholders then in effect) during the first (4) years of this Agreement.

       (i) All amounts due to the Practice as of the date of such death or disability, shall be paid to the estates of Shareholders.

       (ii) MAM shall exert its best efforts to transfer ownership of the Practice or its assets to a new provider subject to the terms of this Agreement, and Shareholder(s) and their heirs and successors shall cooperate to effect such transfer. MAM shall have the flexibility to negotiate an appropriate rate of compensation for such new owner/provider, effective as of the date of the last Shareholder's death or disability, and any payment received by MAM from the new owner/provider for the practice shall belong to MAM alone. If MAM is unable to effect such a transfer within twelve months, this Agreement shall be deemed terminated.

       (iii) If MAM is able to transfer ownership of The Practice to a new provider as provided above, MAM shall remain obligated to pay the Shareholders' estates the balance of the cash and stock provided for pursuant to Section 2.1, adjusted to the extent provided therein if the Practice and such successor provider fail to achieve target performance levels during such four year period.

       (iv) In the event that any Shareholder is unable to perform full duties for a period of thirty (30) calendar days or longer, The Practice shall take such actions as are necessary to maintain the level of services to patients and the minimum production levels required under this Agreement (without any increase in Professional Compensation to cover the costs of taking such actions).

12.0 TERMINATION OF AGREEMENT DURING FIRST FOUR YEARS
     ------------------------------------------------

     This Agreement may be terminated by either MAM or The Practice at any time up to and including the fourth anniversary date of the Effective Date for any reason. In the event this Agreement is terminated by either MAM or the Practice at any time during said initial four-year period, the following actions shall be taken effective the date of such termination:

       (i) MAM will retain the accounts receivable of the Practice existing on the date of termination, whether billed or not, on account of services rendered by the physicians of The Practice through the date of termination.

       (ii) MAM will pay normal operating expenses and transfer moneys due The Practice under the Professional Compensation arrangement up to and including the date of termination.

       (iii) The Practice will reacquire from MAM all tangible assets purchased by MAM from The Practice, with the specific exclusion of all accounts receivable, at the net book value price of the assets as agreed to by the parties as of the Effective Date of this Agreement, and The Practice will pay MAM cash thereafter.

       (iv) The Practice will repay MAM in cash any amounts paid by MAM for goodwill attributable to The Practice (i.e., any amounts by which the Cash Payment made on the Transfer Date exceeds the value of net receivables and book value of tangible assets purchased by MAM as of the Transfer Date) up to a maximum amount of $19,076.00.

       (v) The Practice will repay MAM in cash any amounts owed to MAM on account of: (a) advances made under the line of credit described in Section 8.3 (including both principal and interest), (b) sums advanced by MAM for expansion and any other capital invested by MAM in The Practice (the payment of the same being accelerated by any such termination), and (c) any of the minimum 5% Management Fee earned but not yet received by MAM through the date of the termination.

       (vi) The Practice will reassume all of the obligations owed under The Practice's leases and other contracts.

       (vii) The Practice will transfer back to MAM all of the original stock certificates issued by MAM to The Practice or, in the event any of the shares of stock have been sold or otherwise transferred by The Practice to others prior to the termination, The Practice shall pay MAM an amount equal to the net amount of cash received by The Practice from any such sale, provided said sale was made in a market transaction through a broker-dealer, or, if any prior sale was not made through a broker-dealer then the fair value of the shares transferred in the prior private transaction or other transfer, at the date of such prior transfer.

13.0  TERMINATION OF AGREEMENT AFTER FOURTH ANNIVERSARY
      -------------------------------------------------


13.1 This Agreement may be terminated by either MAM or The Practice at any time after the fourth anniversary of the Effective Date for cause (as defined below). In the event this Agreement is terminated by either MAM or The Practice for cause at any time after the fourth anniversary hereof, the parties shall take all of the same actions required to be taken by them respectively in connection with a termination under Section 12.0 above, except as is provided in Section 13.4, effective the date of such termination.

      In the event of termination under this Section 13.0 and the full payment and performance by The Practice and the Shareholders of all of their obligations to MAM under Sections 12(i) through (vii) above (as modified by Section 13.4), the covenant not to compete contained in Section 15 below shall cease to be applicable.

      The Practice will retain all payments from MAM to the Practice for the purchase of any account receivable in existence as of the execution of this Agreement and any moneys paid under Section 8.3 as advances for Professional Compensation.

13.2 For purposes of this Section 13, The Practice may terminate this Agreement "for cause" for any of the following reasons, provided The Practice shall first provide written notice of the default to MAM and MAM shall have failed to cure the default within 30 days after the giving of such notice by The Practice (except in connection with subsections (vii) and (viii) below for which no notice shall be required):


          (i) MAM's failure to provide professional management services meeting in all material respects the level of professional management services provided by other medical practice management companies;

         (ii) MAM's failure to provide adequate support to enable physicians of The Practice to perform competent medical services;

        (iii) MAM's repeated failure to timely make payments to The Practice required thereunder;

         (iv) MAM's violation of rules, statutes or regulations causing MAM to lose any licenses necessary for it to operate or otherwise causing MAM to lose the ability to operate;

          (v) MAM's conduct which results in substantial damage to the reputation of The Practice or the physicians employed by The Practice;

         (vi) MAM's engaging in activities in violation of any statutes, rules or regulations or any governmental or quasi-governmental agency having jurisdiction over the stock of MAM;

        (vii) The institution of MAM of proceedings of any nature under any laws of the United States or any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein MAM is seeking relief as a debtor, including without limitation a general assignment made by MAM for the benefit of creditors, the institution by or against MAM of a proceeding under any section or chapter of the Federal Bankruptcy Code as now existing or hereafter amended or becoming effective, the appointment of a receiver, trustee or like officer to take possession of assets having a value in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (unless such appointment has no adverse effect upon the performance by MAM of its obligations under this Agreement), which receivership remains undischarged for a period of thirty (30) calendar days from the date of this imposition; or

       (viii) The issuance of a final order of any governmental agency or court having competent jurisdiction over the parties, which order requires such termination under this clause.

13.3 For purposes of this Section 13, MAM may terminate this Agreement "for cause" for any of the following reasons, provided MAM shall first provide written notice of the default to The Practice and The Practice shall have failed to cure the default within 30 days after the giving of such notice by MAM (except in connection with subsections (vii) or (viii) below for which no notice shall be required);

          (i) The Practice failure to provide adequate professional medical staff or services;

         (ii) The failure of the Shareholder physicians, or any one or more of them, or the replacements, (approved by MAM) of any departing Shareholder physician, to retain ownership of at least 51% of the issued and outstanding stock of The Practice;

        (iii) The Practice's repeated failure to meet the annual minimum performance targets set forth in this Agreement (as adjusted pursuant to this Agreement);

         (iv) The Practice's or the Shareholder's violation of rules, statutes or regulations causing The Practice to lose any licenses necessary for it to operate or otherwise causing The Practice to lose the ability to operate;

          (v) The Practice's or the Shareholder's conduct which results in substantial damage to the reputation of MAM;


         (vi) The Practice's or the Shareholder's engaging in activities in violation of any statutes, rules or regulations of any governmental or quasi-governmental agency having jurisdiction over the stock of MAM;

        (vii)  The institution by The Practice (or its controlling
               Shareholders) of proceedings of any nature under any laws of the United States or any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein The Practice (or its controlling Shareholders) is/are seeking relief as debtor(s), including without limitation a general assignment made by The Practice (or its controlling Shareholders) for the benefit of creditors, the institution by or against The Practice (or its controlling Shareholders) of a proceeding under any section or chapter of the Federal Bankruptcy Code as now existing or hereafter amended or becoming effective, the appointment of a receiver, trustee or like officer to take possession of assets having a value in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (unless such appointment has no adverse effect upon the performance by The Practice (or its controlling Shareholders) of its/their obligations under this Agreement, which receivership remains undischarged for a period of thirty (30) calendar days from the date of this imposition;

       (viii) The issuance of a final order of any governmental agency or court having competent jurisdiction over the parties, which order requires such termination under this clause;

         (ix) The Practice's failure for any reason to maintain in effect adequate medical errors and omissions insurance; or

          (x) Expenses associated with the management of The Practice's medical practice exceed the budget guidelines established by The Practice and MAM by more than ten percent (10%) for two (2) consecutive quarters, unless such excess expenses are due to MAM's actions or lack of action, or MAM is unable to receive payment of its minimum management fees under this Agreement in cash for more than six consecutive months.

13.4  In the event of termination under this Section 13.0, the application of
      Section 12.0(vii) shall be modified as follows:

          (i) In the event of termination under this Section 13.0 after the fifth anniversary of the Effective Date but on or before the sixth anniversary of the Effective Date, The Practice shall be obligated to transfer back to MAM eighty-seven and one-half percent (87.5%) of the shares of stock issued by MAM to The Practice during the first four years of this Agreement. To the extent that The Practice has sold or otherwise transferred a number of shares greater than 12.5% of the shares issued by MAM to The Practice during the first four years, The Practice shall pay MAM an amount equal to the per share price received by The Practice from any such sale or transfer, provided said sale was made through a broker-dealer, times the number of shares which when added to the shares owned by The Practice at the time of termination will equal 87.5% of the shares issued by MAM to The Practice during the first four years. If any such sale or transfer was not made through a broker-dealer, then the per share fair value of the shares transferred in the private transaction or other transfer (at the time of such transfer) shall be applicable.

         (ii) Each year thereafter, the percentage of MAM shares that The Practice shall be obligated to return to MAM in the event of a termination under this Section 13.0 shall be reduced by an additional 12.5%. Thus by way of example, in the event of a termination under this Section 13.0 after the sixth anniversary of the Effective Date but on or before the seventh anniversary, The Practice shall be obligate to transfer back to MAM seventy-five percent (75%) of the shares of stock issued by MAM to The Practice during the first four years of this Agreement; and, in the event of a termination under this Section 13.0 after the seventh anniversary of the Effective Date but on or before the eighth anniversary, The Practice shall be obligated to transfer back to MAM sixty-two and one-half percent (62.5%) of the shares of stock issued by MAM to The Practice during the first four years of this Agreement. In each case of a termination under this Section 13.0 after the sixth anniversary of the Effective Date through the twelfth anniversary of the Effective Date, the other provisions of subsection

               (i) above shall apply as adjusted to the percentage of shares of MAM stock that are required during the given year to be returned to MAM. Again, by way of example, in the event of a termination under this Section 13.0 after the seventh anniversary but on or before the eighth anniversary of the Effective Date, to the extent that The Practice has sold or otherwise transferred a number of shares greater than 37.5% of the shares issued by MAM to The Practice during the first four years, The Practice shall pay MAM an amount equal to the per share price received by The Practice from any such sale or transfer, provided said sale was made through a broker-dealer, times the number of share which when added to the shares owned by The Practice at the time of termination will equal 62.5% of the shares issued by MAM to The Practice during the first four years.


        (iii) In the event of termination under this Section 13.0 after the twelfth anniversary of the Effective Date, The Practice shall have no obligation to transfer any shares of MAM stock back to MAM.

         (iv) Because of his length of vesting and proximity to retirement, as a single exception to the foregoing, in the event of J. Joshua Kopelman, M.D. retires from The Practice at any time after the fourth anniversary of the Effective Date and complies with the Covenant Not to Compete set forth in Section 15.0, The Practice shall be entitled to distribute to Dr. Kopelman up to 148,000 of the shares of MAM common stock being delivered by MAM under this Agreement, and (except as provided in subsection (v) below), in the event of a subsequent termination under this Section 13.0, The Practice shall not be required to transfer such shares or the fair value of such shares back to MAM under the terms of subsections (i) or (ii) above; provided, however, that the number of shares distributed to Dr. Kopelman shall be counted first against the number of shares that The Practice is entitled to retain (and not return to MAM) in accordance with subsections (i) and (ii) above. Thus, for example, if Dr. Kopelman retires six months after the fourth anniversary of the Effective Date and receives 148,000 shares of MAM common stock from The Practice upon his retirement, and this Agreement is terminated by The Practice for cause under this Section 13.0 six months after the fifth anniversary of the Effective Date, then, although subsection (i) would otherwise require The Practice to return to MAM 87.5% of the MAM shares received by The Practice during the first four years, this exception would permit The Practice to return only that number of MAM shares that it had received in the first four years less the 148,000 shares distributed to Dr. Kopelman (regardless of the fact that the percentage of total shares so returned to MAM might be less than 87.5%). On the other hand, if Dr. Kopelman retires six months after the fourth anniversary of the Effective Date and receives 148,000 shares of MAM common stock from The Practice upon his retirement, and this Agreement is terminated by The Practice for cause under this Section 13.0 six months after the eighth anniversary of the Effective Date, then, subsection (ii) would require The Practice to return to MAM 50% of the MAM shares received by The Practice during the first four years, and this exception would not permit The Practice to return less than 50% (assuming The Practice had received at least 296,000 shares of MAM stock during the first four years).

          (v) Notwithstanding the foregoing limitations contained in subsections 13.4 (i) through (iv) above, in the event of a termination by The Practice under this Section 13.0 which is determined to have been wrongful (i.e., without cause, as defined in Section 13.2), the foregoing limitations shall not be applicable and MAM shall not be precluded from pursuing any or all available remedies, whether at law, in equity or otherwise, including without limitation, actions to recover all of the shares of stock issued by MAM to The Practice during the first four years of this Agreement (or the fair value thereof), other actions for damages, and other rights and remedies, all of which shall be cumulative and none of which shall be exclusive of any other right or remedy.

14.0  TERMINATION GENERALLY
      ---------------------

14.1 Upon any termination of this Agreement, all obligations of each party toward the other under the management and administrative provisions of this Agreement will cease except that termination of this Agreement will not relieve either party or any obligation to the other in accordance with the terms of this Agreement with respect to services performed prior to termination, The Practice will continue to assign to MAM all accounts receivable for medical services rendered up to and including the termination date of this Agreement and MAM will continue to collect upon claims according to all of the provisions of this Agreement. The Practice will remain obligated to pay MAM any earned but uncollected amounts of MAM's minimum 5% Management Fees. The parties agree to the cessation of MAM's involvement with the non-medical administrative aspects of The Practice effective as of the date of termination. The various rights and remedies herein provided for will be cumulative and in addition to any other rights and remedies and will not impair the right of either party to exercise any right or remedy at law or in equity.

14.2 After the fourth anniversary of this Agreement, any Shareholder(s) may, in his/her sole discretion, with 180 days written notice to MAM, discontinue providing professional services in The Practice, subject to the covenant not to compete provisions in Section 15.0 below. In the event of such a notice, The Practice will assist MAM in a reasonable fashion, to transfer departing physician's practice, including any and all professional obligations to the patients of The Practice, to a new physician provider designated by MAM. Shareholders shall not withhold approval of MAM's designated physician(s).

      The Practice shall cooperate with MAM to facilitate the long term survival of The Practice and at all times during the term of this Agreement work diligently with MAM, to replace any departing Shareholder with a qualified medical provider to maintain the financial performance of The Practice.

15.0  COVENANT NOT TO COMPETE
      -----------------------

      So long as this Agreement has not been terminated pursuant to a breach by MAM, and subject to a court of competent jurisdiction determining that such breach by MAM has occurred, each Shareholder and The Practice hereby agrees, during the term of this Agreement and for a period of two (2) years after any termination hereof (or after any individual Shareholder ceases to be employed by The Practice, in the case of individual Shareholder departures):

          (i) not to solicit or employ any employees of MAM without the express written advance permission of MAM;


         (ii) not directly or indirectly to work for, own, manage, operate, control, finance, organize or take preparatory steps for the organization of, invest in, or in any manner whatsoever participate in the ownership of or be affiliated with any business or enterprise, or permit Shareholder's or The Practice's name to be used or employed in connection with any business or enterprise, engage in, or otherwise engage in, the practice of medicine in the specialties of obstetrics, gynecology or any other specialty or subspecialty area that would be in competition with The Practice, within the primary service area of The Practice, which area the parties agree is a ten (10) mile radius around each of the offices of The Practice (the "Covenant Not To Compete"); and

        (iii) not to enter into any Agreement or understanding with any other person or entity to retain such other person or entity to perform any of the services to be rendered by MAM as described herein.

               Notwithstanding the foregoing, the parties agree that the performance by a Shareholder of the activities described in
               Section 8.11 above shall not constitute a breach or violation of this Covenant Not To Compete.

15.1 The parties hereby agree that the nature, duration and area for which the Covenant Not To Compete is to apply is reasonable and fair to the parties. In the event that any court of competent jurisdiction should render a final judgment to the effect that the industry covered, time period or area, or any of them, are unreasonable and that such covenant is to the extent unenforceable, the parties hereto agree that the Covenant Not To Compete will remain in full force and effect for the broadest industry description, the greatest time period and in the greatest areas that would not be rendered unenforceable. The parties further agree that damages are an inadequate remedy for any breach of this covenant, and that MAM will be entitled to seek and obtain equitable relief in the form of preliminary and permanent injunction without bonds or other security being posted upon any actual or threatened breach of the Covenant Not To Compete and without the necessity or proving actual damages.

15.2 In addition to the remedy provided for in Section 15.1, and recognizing MAM's legitimate and material concerns, each Shareholder agrees that if he or she violates the terms of this Covenant Not To Compete during the term of this Agreement or within two (2) years after termination of that Shareholder's employment with The Practice, MAM shall be entitled to the following from the Shareholder (in addition to any amounts the Shareholder may be obligated to pay to The Practice under separate agreements): (i) liquidated damages in an amount equal to one year's salary calculated as the average of the Shareholder's W-2 income from The Practice for the most recent two full years (provided that in no event shall this liquidated damages sum be less than $175,000), and (ii) a return to The Practice of any and all shares of MAM common stock that might have been transferred by MAM or The Practice to the Shareholder (without compensation or any kind by The Practice or MAM to the Shareholder for such return to The Practice). The parties mutually acknowledge and agree that the foregoing reasonably reflects MAM's liquidated damages resulting from a Shareholder's violation of this Covenant Not To Compete inasmuch as it takes approximately twelve months to recruit a replacement for such Shareholder and to replace such Shareholder's profitability and a breaching Shareholder should not be permitted to enrich himself or herself through the ownership of MAM common stock received in connection with his or her relationship with MAM and/or The Practice. The Shareholder shall pay such amount of liquidated damages to MAM in cash within thirty (30) days after commencement of the violation. Nothing in this Agreement, however, shall be construed as to prohibit MAM from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

      A Shareholder may be released from this Covenant Not To Compete by paying MAM the liquidated damages amount set forth in this Section 15.2 and by returning the aforedescribed shares of MAM common stock to The Practice within thirty (30) days after the commencement of a violation of this Covenant Not To Compete.

      In the event the Shareholder fails to return the aforedescribed shares of MAM common stock to The Practice as provided herein, following a violation of this Covenant Not To Compete, MAM shall have the right (but not the obligation), without further notice to or demand on the Shareholder, to rescind and cancel any such shares or MAM common stock then held by the Shareholder and reissued replacement shares to The Practice.

15.3 The Practice and each Shareholder hereby consent to MAM's use of Shareholder's, or The Practice's name, or such name as The Practice uses as fictitious name(s), to manage and administer the non-medical aspects of The Practice pursuant to this Agreement.

15.4 The Practice hereby acknowledges and agrees that MAM is free to enter into service agreements, subject to the limitations as described below, with other physicians and facilities to provide management and administrative services similar to those contemplated herein, even where such entities may be in direct or indirect competition with The Practice.

      MAM agrees that MAM shall not enter into agreements with other physicians in the practice of obstetrics and gynecology in the "competitive region" defined as the immediate service area of Aurora Regional Medical Center, Aurora Presbyterian Hospital, St. Anthony's North Hospital, North Suburban Medical Center, Rose Medical Center and Summit Medical Center without the express written approval of The Practice. Notwithstanding this understanding, however, in the event The Practice is unable to assist MAM in completing agreements with other obstetrics and gynecology practices in these "competitive region" service areas, over the first six months of execution of this Agreement, then The Practice must allow MAM to continue to further the development of the MAM Network to include these "competitive region" service areas. MAM will, however, work on a best effort's basis with The Practice to enhance the business of The Practice and allow for a combining of mutual interests concerning a network development strategy.

      Further, MAM has notified The Practice of certain other practices that have negotiated with MAM and desire to continue to negotiate and may as a result of negotiations, consummate a transaction with MAM. These practices represent no material threat of competition to The Practice based upon open discussion with the shareholders of The Practice, or negative impact to MAM's goal to increase the profitability of The Practice, or threat of injury to the goal of building and promoting an OB-GYN network in the "competitive region" service area. Further, these transactions will in no event impede or hinder relations with The Practice and MAM.


16.0  GENERAL PROVISIONS
      ------------------

16.1 All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed given if delivered personally or three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the party intended to receive the same at such party's address as set forth herein or at such other address as the parties may designate by written notice in said manner. The initial addresses of the parties shall be as follows:


      If to MAM;                 Medical Asset Management, Inc.
                                 4447 East Broadway, Suite 102
                                 Mesa, Arizona 85206
                                 Attention:  President


      If to The Practice
      or any Shareholder:        The OB-GYN Associates, P.C.
                                 11175 East Mississippi Avenue, Suite 100
                                 Aurora, Colorado 80012


16.2 The rights, obligations and undertakings of the respective parties hereto shall not be assigned, by operation of law or otherwise, without the prior written consent or the other party hereto, except that MAM shall have the ongoing right to assign any and all accounts receivable purchased herein, after payment of money due on the Transfer Date.


16.3 This Agreement shall be governed by and construed and enforced in accordance with the laws and procedures of the State of Colorado without regard to choice or conflicts of law principles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be construed together to constitute one and the same Agreement.


16.4 This Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire Agreement between the parties hereto with respect to all matters referred to herein and there are no Agreements, undertakings, covenants or conditions concerning the subject matter hereof, whether oral or written, express or implied, that are not merged herein and superseded hereby. This Agreement supersedes in its entirety and is in lieu of all prior negotiations among the parties hereto.

16.5 Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason shall be ineffective only to the extent by such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof which shall remain in full force and effect.

16.6 Time is of the essence of this Agreement. No recourse of dealings between the parties nor any failure, neglect or delay by either party in exercising any of the rights described herein shall operate as a waiver, forfeiture or abandonment of any such rights, except only to the extent expressly waived in writing.

16.7 Each party hereto agrees to perform any and all further acts and to execute and deliver any and all documents and instruments that reasonably may be necessary to carry out the provisions of this Agreement.

16.8 Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement including any claim based on contract, tort or statute, shall be conclusively resolved, at the request of either party, by arbitration conducted in the Denver Metropolitan Area by and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, except there shall be only one (1) arbitrator and the rules applicable to discovery in civil actions generally shall be available to both parties up to but not exceeding that date which is one hundred twenty
      (120) calendar days next following the filing of the petition for arbitration by either party hereto. A judgment based upon the determination made in such arbitration may be entered by any state or federal court having jurisdiction thereof. As part of the award, the arbitrator shall allocate in his or her discretion all costs of the arbitration, including the fees of the arbitrator and reasonable attorney's fees and costs incurred by the prevailing party. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings permitted in a civil proceeding under the laws of the State of Colorado including, if appropriate, monetary damages, specific performance and all other forms of legal and equitable relief.

16.9 Each party hereby agrees to fully cooperate with the other in the defense or prosecution or any action or proceeding already instituted or which may hereafter be instituted by such party relating to or arising out of the handling of the Assets and/or Medical Practice Management Business prior to or after the Effective Date of this Agreement (other than litigation's arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay to or reimburse the other party for such other party's out-of-pocket expenses incurred (including reasonable attorney's fees and disbursements) in providing such cooperation but will not be responsible for reimbursing a party providing such cooperation while assisting in such party's defense against any action or proceeding brought against such party.

16.10 MAM is an independent contractor with respect to the provision of personnel, supplies, office space, as described herein, equipment, non-medical management and administrative and marketing services described in this Agreement. Nothing contained herein shall be construed as creating any other type of relationship between The Practice and MAM other than the relationship of independent contractors. As such The Practice and Professionals will have no claim under the Agreement or otherwise against MAM for Workers' Compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits or any other employee benefits, all of which shall be the sole responsibility of The Practice. Because the Practice and Professionals are not employees of MAM, MAM will not withhold on behalf of the Practice or Professionals any sums of income tax, unemployment insurance, Social Security or otherwise, and all such withholdings, if any are required, will be the sole responsibility of the Practice. The Practice will indemnify and hold harmless MAM from and defend MAM against any and all losses or liabilities, costs and expenses (including without limitation MAM's reasonable attorney's fees and costs) arising with respect to any of the foregoing benefits or withholding requirements for the Practice and Professionals. MAM is specifically not in the business of supervising medical providers or the provision of care or monitoring, or consulting with physicians as to the provision of medical services.

16.11 The Shareholders of The Practice may elect from time to time, to invite new physicians to become shareholders of The Practice. The Management Committee shall establish the amount of shares and the income distribution available for new shareholders. In no event shall J. Joshua Kopelman, M.D. an Individual, Asela C. Russell, M.D., an Individual, David L. Watson, M.D., an Individual, Greta Brandstetter, M.D., an Individual, and Laura Lindholm, M.D., an Individual, collectively being designated as "Controlling Shareholders" dilute their collective interests in The Practice to such a level as to lose legal control of The Practice. The Controlling Shareholders of The Practice specifically agree to maintain controlling interest in The Practice. Controlling interest in The Practice shall mean that at all times in the future after the Effective Date of this Agreement, the Controlling Shareholders or any combination of the Individuals as listed above shall hold a majority interest in The Practice. For example only, in the event all of the individuals listed above, less one, had left the practice for any reason, the remaining Controlling Shareholder shall own at least 51% of the stock of The Practice. Upon such time as the last remaining Controlling Shareholder departs the practice, MAM shall designate a new Controlling Shareholder and the departing shareholder shall transfer the Controlling Shares of Stock in The Practice to MAM's designated physician. This section may require modification during the term of The Agreement in order to allow for the retention of qualified medical providers by The Practice. In the event it becomes necessary to modify this specific section of The Agreement, written consent must be obtained by MAM and The Management Committee.

      The Shareholders and The Practice hereby represent and warrant to MAM that nothing in this section is contrary to the By-Laws or Article of Incorporation of The Practice or any Shareholder or Employment agreement executed by The Controlling Shareholders, and all the aforementioned agreements have been modified to accurately reflect the terms of this Section.

16.13 This Agreement may not be amended except by a writing signed by the parties hereto. This Agreement shall, in all cases, be construed simply according to its fair meaning, and not strictly for or against either party by reason of draftsmanship or otherwise.

16.14 MAM will in good faith consider with The Practice any proposals by The Practice that MAM finance the acquisition of additional medical practices identified by The Practice as strategic acquisition targets that offer the potential of furthering the growth and development of The Practice. The definite financial arrangements between The Practice and MAM relative to the acquired practices will be determined at the time of the acquisition.

16.15 Both Parties agree that by executing this Agreement, the records and filings of The Practice and of MAM and the information contained therein are confidential and constitute valuable trade secrets of both parties and specifically, MAM's Asset Purchase and Management Agreement constitute valuable trade secrets. Therefore, neither party shall disclose or divulge any of said information it has acquired concerning the business of the other party to any third parties and shall not utilize said information in any respect, except as is set forth in this Agreement, without the express written consent of the other party. The parties agree that the provisions of this Paragraph shall be enforceable in damages and further agree that in the event that damages cannot be readily determined, the provisions of this Paragraph are specifically enforceable in a suit for equitable relief, including injunctive relief. In any suit for equitable relief, the prevailing party shall be entitled to an award of reasonable costs and expenses incurred, including but not limited to court costs, expert witness fees and reasonable attorney fees.

16.16 A Management Committee shall be established with equal representation of The Practice and MAM. This committee shall be responsible for establishing operating guidelines and budgets for:

      Staffing Requirements of The Practice
      Administrative and management personnel issues

      Employee related benefits and policies
      Capital expenditures
      Practice acquisitions
      Practice expansion issues which shall include facilities improvements, new office locations, office closures and physician recruitment


              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Effective Date of this Agreement shall be December 31, 1995.

Medical Asset Management, Inc.,
a Delaware Corporation



By:  /s/ JOHN W. REGAN
     ------------------------------
         John W. Regan, President,
         MAM, Inc.


Individual (s)
                        By:   /s/ J. JOSHUA KOPELMAN, M.D.
                              ---------------------------------
                                  J. Joshua Kopelman, M.D.,
                                  An Individual,


                        By:   /s/ ASELA C. RUSSELL, M.D.
                              ---------------------------------
                                  Asela C. Russell, M.D.,
                                  An Individual,


                        By:   /s/ DAVID L. WATSON, M.D.
                              ---------------------------------
                                  David L. Watson, M.D.,
                                  An Individual,


                        By:   /s/ GRETA BRANDSTETTER, M.D.
                              ---------------------------------
                                  Greta Brandstetter, M.D.,
                                  An Individual,


                        By:   /s/ LAURA LINDHOLM, M.D.
                              ---------------------------------
                                  Laura Lindholm, M.D.,
                                  An Individual.

The OB-GYN Associates, P.C.
A Professional Corporation
President


By:  /s/ DAVID L. WATSON
     ---------------------------
         David L. Watson


                          THE OB-GYN ASSOCIATES, P.C.
                           A PROFESSIONAL CORPORATION



                     By:  /s/ HERBERT L. JACOBS, M.D.
                          ---------------------------------
                              Herbert L. Jacobs, M.D.,
                              a shareholder



                     By:  /s/ J. JOSHUA KOPELMAN, M.D.
                          ---------------------------------
                              J. Joshua Kopelman, M.D.,
                              a shareholder



                     By:  /s/ ASELA C. RUSSELL, M.D.
                          ---------------------------------
                              Asela C. Russell, M.D.,
                              a shareholder



                     By:  /s/ DAVID L. WATSON, M.D.
                          ---------------------------------
                              David L. Watson, M.D.,
                              a shareholder



                     By:  /s/ GRETA BRANDSTETTER, M.D.
                          ---------------------------------
                              Greta Brandstetter, M.D.,
                              a shareholder



                     By:  /s/ LAURA LINDHOLM, M.D.
                          ---------------------------------
                              Laura Lindholm, M.D.,
                              a shareholder